As filed with the Securities and Exchange Commission on February 27, 2018

Securities Act File No. 333-185238

Investment Company Act File No. 811-22743

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

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BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

345 Park Avenue, New York, NY 10154

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF

INFORMATION STATEMENT

February 27, 2018

As a shareholder of Blackstone Alternative Multi-Strategy Fund (the “Fund”), a series of Blackstone Alternative Investment Funds (the “Trust”), you are receiving this Notice regarding the internet availability of an Information Statement relating to the selection and approval of certain sub-advisers for the Fund. This Notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and to review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only. You do not need to take any action in connection with the selection and approval of the sub-advisers.

Summary of Information Statement

The Information Statement describes how Blackstone Alternative Investment Advisors LLC (“BAIA”), the Fund’s investment adviser, seeks to achieve the Fund’s investment objective by, in part, allocating the Fund’s assets among investment sub-advisers with experience managing alternative investment strategies. At BAIA’s recommendation, the Trust’s Board of Trustees (the “Board”) has recently approved Cerebellum GP, LLC, doing business as Cerebellum Capital (“Cerebellum”), Endeavour Capital Advisors Inc. (“Endeavour”) and NWI Management, L.P. (“NWI”) as sub-advisers to the Fund. The Information Statement provides information about each of these sub-advisers.

BAIA, pursuant to the terms of exemptive orders received from the Securities and Exchange Commission on April 2, 2013 and March 13, 2017, may enter into and amend materially sub-advisory agreements with discretionary and non-discretionary sub-advisers that are either unaffiliated with BAIA or that are directly or indirectly wholly-owned subsidiaries of The Blackstone Group, L.P. without seeking the approval of the Fund’s shareholders, so long as certain conditions are satisfied. BAIA’s selection of Cerebellum, Endeavour and NWI does not require shareholder approval. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

By sending you this Notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at www.bxmix.com. The Information Statement will be available on the website for at least 90 days after the date of this Notice. If you want to receive a paper copy of the Information Statement, you must request one. There is no charge to you for requesting a copy. You may request a paper copy or PDF via email of the Information Statement by writing the Fund, c/o BAIA, 345 Park Avenue, New York, NY 10154, or by calling (toll-free) 1-855-890-7725, by April 30, 2018. If you do not request a paper copy or PDF via email by that date, you will not otherwise receive a paper or email copy. You can obtain a free copy of the annual and semi-annual reports of the Fund, when available, by writing or contacting the Fund at the address or number above or visiting the Fund’s website.

Please note: Only one Notice is being delivered to multiple shareholders who share an address unless the Fund has received contrary instructions from one or more of the shareholders. The Fund will deliver, promptly upon request to the telephone number or address listed above, a separate copy of this Notice to a shareholder at a shared address to which a single copy of this Notice was delivered.

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

345 Park Avenue, New York, NY 10154

INFORMATION STATEMENT

February 27, 2018

NOTICE REGARDING NEW SUB-ADVISERS

Blackstone Alternative Investment Advisors LLC (“BAIA”), the investment adviser to Blackstone Alternative Multi-Strategy Fund (the “Fund”), a series of Blackstone Alternative Investment Funds (the “Trust”) seeks to achieve the Fund’s investment objective by, in part, allocating the Fund’s assets among investment sub-advisers with experience managing alternative investment strategies. This information statement is being provided to the Fund’s shareholders in lieu of a proxy statement, pursuant to the terms of exemptive orders received from the Securities and Exchange Commission (the “SEC”) on April 2, 2013 and March 13, 2017. These exemptive orders permit BAIA to enter into and amend materially sub-advisory agreements with discretionary and non-discretionary investment sub-advisers that are either unaffiliated with BAIA or that are directly or indirectly wholly-owned subsidiaries of The Blackstone Group, L.P. (“Blackstone”) without seeking the approval of the Fund’s shareholders, so long as certain conditions are satisfied. This Information Statement is to inform you that, at BAIA’s recommendation, the Trust’s Board of Trustees (the “Board”) has recently approved Cerebellum GP, LLC, doing business as Cerebellum Capital LLC (“Cerebellum”), Endeavour Capital Advisors Inc. (“Endeavour”) and NWI Management, L.P. (“NWI”) as sub-advisers to the Fund.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE FUND AND THE ADVISORY AGREEMENT

BAIA serves as the investment adviser to the Fund pursuant to an Investment Advisory Agreement dated March 17, 2014, as amended (the “Advisory Agreement”). BAIA seeks to achieve the Fund’s investment objective by allocating the Fund’s assets among a variety of non-traditional or “alternative” investment strategies, including, in part, by allocating the Fund’s assets among sub-advisers with experience managing or advising alternative investment strategies. BAIA is responsible for selecting the investment strategies, for identifying and retaining sub-advisers with expertise in the selected strategies, and for determining the amount of Fund assets to allocate to each sub-adviser.

BAIA may adjust allocations from time to time among strategies or sub-advisers and has discretion to not allocate any assets to one or more sub-advisers at any time. BAIA currently intends to generally consider the following factors as part of its sub-adviser screening process, although the factors considered from time to time or with respect to any one sub-adviser may vary and may include only some or none of the factors listed below or other factors that are not listed below:

•	Attractive long-term risk-adjusted investment performance: BAIA seeks to choose non-traditional sub-advisers that it believes will produce attractive long-term risk-adjusted returns over a full market cycle.

•	Skilled application of non-traditional investment techniques: BAIA believes that attractive risk-adjusted investment returns can sometimes be found outside traditional investment strategies that rely on relative performance against public market equity and fixed income benchmarks. BAIA seeks to choose sub-advisers who use “non-traditional” investment approaches, which often seek to take advantage of market inefficiencies and other factors in order to outperform the underlying markets of their investments.

•	Opportunistic approach to investing: Among the sub-advisers considered, BAIA may choose “opportunistic” sub-advisers who are willing to make substantial investments based on the direction the sub-adviser anticipates a particular market, markets, or individual securities will take. These sub-advisers may make “directional investments” and frequently use leverage to attempt to produce attractive returns. It is possible that BAIA may make only relatively short-term allocations to sub-advisers that specialize in opportunistic trades.

•	Management stability and committed investment professionals: BAIA believes the ability to generate attractive risk-adjusted returns over a full market cycle, especially when the application of sophisticated non-traditional techniques is involved, is dependent upon the performance of committed investment professionals. No matter how appealing the investment concept, BAIA believes that attractive risk-adjusted returns can only be generated by committed people operating in a stable environment.

•	Ongoing monitoring: Once selected, the performance of each sub-adviser is regularly reviewed, and new sub-advisers are identified and considered on an on-going basis. In addition, the allocation of a Fund’s assets among sub-advisers, approaches, and styles will be regularly monitored and may be adjusted in response to performance results or changing economic conditions.

Each sub-adviser selected by BAIA and approved by the Board enters into a sub-advisory agreement with BAIA, pursuant to which each discretionary sub-adviser is delegated responsibility for the day-to-day management of the Fund’s assets allocated to it (the “Allocated Portion”). Each non-discretionary sub-adviser is responsible for providing BAIA with a model portfolio for the assets allocated to it to be implemented by BAIA in its discretion. BAIA compensates the sub-advisers out of the management fee it receives from the Fund. Each discretionary sub-adviser makes investment decisions for the assets it has been allocated to manage, subject to the overall supervision of BAIA. BAIA oversees the sub-advisers for compliance with the Fund’s investment objective, policies, strategies, and restrictions, and monitors each sub-adviser’s adherence to its investment style.

THE NEW SUB-ADVISORY AGREEMENTS

At a meeting of the Board held on November 14-15, 2017, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), approved Cerebellum as a sub-adviser to the Fund and approved a new sub-advisory agreement between BAIA and Cerebellum. The sub-advisory agreement with Cerebellum became effective as of December 6, 2017. At a meeting of the Board held on February 20-21, 2018, the Board, including a majority of the Independent Trustees, approved Endeavour and NWI as sub-advisers to the Fund and approved new sub-advisory agreements between BAIA and each of the new sub-advisers. The respective sub-advisory agreements with Endeavour and NWI each became effective as of February 22, 2018.

At the time each of Cerebellum, Endeavour, and NWI was hired as a sub-adviser, BAIA continued to allocate the Fund’s assets among the existing sub-advisers and adjust allocations among the existing sub-advisers. The allocations may change over time, and from time to time BAIA may not allocate any of the Fund’s assets to one or more sub-advisers.

Under its sub-advisory agreement, subject to the supervision and oversight of BAIA, each of Cerebellum, Endeavour, and NWI will furnish continuously an investment program for the Fund, determining what investments to purchase, hold, sell, or exchange and what portion of the Fund’s assets to hold uninvested, with respect to its Allocated Portion, in compliance with the Fund’s governing documents, registration statement, investment objective, policies, and restrictions, and applicable law and subject to the oversight of the Board. Each of Cerebellum, Endeavour, and NWI is responsible for its expenses incurred in connection with managing its Allocated Portion. Each of Endeavour and NWI receives, as compensation for its services, fees from BAIA (not the Fund) each quarter based on an annual percentage of the average daily net assets of its Allocated Portion. Cerebellum receives, as compensation for its services, fees from BAIA (not the Fund) each quarter based on the lesser of (a) the annual rate multiplied by the average daily net assets of the Allocated Portion, or (b) the average daily net assets on each day in which the Allocated Portion is greater than a defined threshold.

The initial term of the sub-advisory agreement with Cerebellum extends until December 5, 2019. The initial terms of the respective sub-advisory agreements with Endeavour and NWI extend until February 21, 2020.

After the initial term, each sub-advisory agreement shall continue in effect for successive periods of no more than twelve (12) months each, so long as such continuance is specifically approved at least annually (i) by the Board or the shareholders by the affirmative vote of a “majority of the outstanding voting securities,” as defined in the 1940 Act, and (ii) by a majority of the Independent Trustees. Each sub-advisory agreement may be terminated, without penalty, (x) by vote of the Board or by vote of a majority of the outstanding voting securities of a Fund, upon 60 days’ written notice to BAIA and the sub-adviser; (y) by sub-adviser upon 60 days’ written notice to BAIA and the Fund; or (z) by BAIA upon 60 or 61 days’ written notice to the sub-adviser. Each sub-advisory agreement may also be terminated by BAIA immediately upon a material breach of the agreement by sub-adviser, which is not promptly cured, or at the discretion of BAIA, if certain personnel of the sub-adviser are accused of violating or, in the case of certain sub-advisory agreements, materially violating federal securities laws or other criminal conduct. Each sub-advisory agreement will terminate automatically in the event of its assignment or the termination of BAIA’s advisory agreement with a Fund.

Each sub-advisory agreement may only be amended in writing. Under the exemptive orders referenced above, so long as certain conditions are satisfied, each sub-advisory agreement may be amended materially without shareholder approval. However, the exemptive order requires generally that shareholders of the Fund receive notice within 90 days of the hiring of a new sub-adviser and that the Fund provide shareholders with information that is similar to that which would have been included in a proxy statement to shareholders.

The existing sub-advisers’ sub-advisory agreements and services provided pursuant to such agreements are unchanged as a result of the Board’s approval of the new sub-advisers, except that the amount of each existing sub-advisers’ Allocated Portions may change as a result of the addition of the new sub-advisers.

The form of each sub-advisory agreement is attached within Exhibit A.

INFORMATION ABOUT CEREBELLUM

Cerebellum was formed in 2008. As of December 31, 2017, Cerebellum had approximately $128 million in assets under management. Cerebellum’s principal place of business is located at 425 California Street, San Francisco, CA 94104, United States.

Cerebellum manages a portion of the Fund’s assets using an equity hedge strategy. Equity hedge strategies employ both long and short positions in primarily equity securities and equity security derivatives. Cerebellum focuses on buying stocks that experience technical dislocations in price around year-end. Due to the specific nature of the opportunity set, Cerebellum’s strategy is seasonal and short-term.

The following table provides information on the principal executive officers and directors of Cerebellum. The business address of each person is c/o Cerebellum GP, LLC, 425 California Street, San Francisco, CA 94104, United States.

Name	Title/Responsibilities
David Andre	Co-Founder / Chief Executive Officer
Astro Teller	Co-Founder
Conrad Gaan	Chief Operating Officer

INFORMATION ABOUT ENDEAVOUR

Endeavour was formed in 2002 as a successor to a New York corporation organized in December 1993. As of January 31, 2018, Endeavour had approximately $541 million in assets under management. Endeavour is located at 410 Greenwich Avenue, Greenwich, CT 06830, United States.

Endeavour manages a portion of the Fund’s assets using an equity hedge strategy. Equity hedge strategies employ both long and short positions in primarily equity securities and equity security derivatives. Endeavour invests across the financial services sector primarily in U.S. financial stocks.

The following table provides information on the principal executive officers and directors of Endeavour. The business address of each person is c/o Endeavour Capital Advisors Inc., 410 Greenwich Avenue, Greenwich, CT 06830, United States.

Name	Title/Responsibilities
Laurence M. Austin	Principal Owner
Mitchell J. Katz	Principal Owner
Glenn M. Hofsess	Chief Financial Officer / Chief Compliance Officer

INFORMATION ABOUT NWI

NWI was formed in was formed in 1999. As of December 31, 2017, NWI had approximately $5.4 billion in assets under management. NWI is located at 623 Fifth Avenue, New York, NY 10022, United States.

NWI manages a portion of the Fund’s assets using a macro strategy. Macro strategies seek to profit from movements in underlying macroeconomic variables and the impact those variables have on equity, fixed income, currency, and commodity markets. NWI primarily invests in emerging markets.

The following table provides information on the principal executive officers and directors of NWI. The business address of each person is c/o NWI Management, L.P., 623 Fifth Avenue, New York, NY 10022, United States.

Name	Title/Responsibilities
Nellapalli (“Hari”) Hariharan	Principal Owner / Chairman / Chief Executive Officer
Jayachandrika (“Chandrika”) Hariharan	Principal Owner / Chief Financial Officer
Michael Ramon Schwenk J.D.	Chief Compliance Officer and General Counsel

BOARD CONSIDERATIONS

At their meetings on November 14-15, 2017 and February 20-21, 2018, the Board, including all of the Independent Trustees, unanimously approved the new sub-advisory agreements. The Board had discussions with BAIA and reviewed and considered various written materials and oral presentations in connection with the sub-advisers’ proposed services, including with respect to the nature, extent, and quality of services, profitability, fees and expenses, investment performance, and the code of ethics and compliance program of each sub-adviser. Additionally, the Board considered the process undertaken during its consideration and approval of the Advisory Agreements between BAIA and the Trust, on behalf of the Fund, and the sub-advisory agreements between BAIA and each of the existing sub-advisers. The Board (and separately, the Independent Trustees) conferred with its independent legal counsel to consider the information provided. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the sub-advisory agreements with each of Cerebellum, Endeavour and NWI.

Nature, Extent, and Quality of the Services

Cerebellum

The Board discussed and considered (1) Cerebellum’s personnel, operations, and financial condition; (2) Cerebellum’s strengths, including narrow focus to capture profit from a well-documented phenomenon and the proprietary filters it utilizes in portfolio construction; (3) the short-term nature of the strategy; (4) a general framework for determining the percentage of assets that would be allocated to Cerebellum; (5) the potential investment return on the assets that would be managed by Cerebellum and related investment risks; (6) the existing relationship between Cerebellum and BAIA, including Cerebellum’s management of a Blackstone UCITS portfolio, and (7) the experience and depth of Cerebellum’s portfolio management team managing other products and its ability to manage risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed sub-advisory agreement for Cerebellum.

Endeavour

The Board discussed and considered (1) Endeavour’s personnel, operations, and financial condition; (2) Endeavour’s strengths, including its understanding of industry drivers, track record of investing across multiple market environments, and Endeavour’s experience managing a dedicated financials hedge fund; (3) a general framework for determining the percentage of assets that would be allocated to Endeavour; (4) the potential investment return on the assets that would be managed by Endeavour and related investment risks; (5) Endeavour’s experience and performance as a hedge fund manager and the extent to which Endeavour’s strategy for the Fund is expected to overlap with its hedge fund strategy; and (6) the experience and depth of Endeavour’s portfolio management team managing hedge fund and other products and its ability to manage risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed sub-advisory agreement for Endeavour.

NWI

The Board discussed and considered (1) NWI’s personnel, operations, and financial condition; (2) NWI’s strengths, including its targeted experience in emerging markets, its extensive network of relationships with capital markets institutions throughout emerging markets and the official sector (i.e., IMF, US Treasury, central banks), and . its history of industry participation in emerging market new issues; (3) a general framework for determining the percentage of assets that would be allocated to NWI; (4) the potential investment return on the assets that would be managed by NWI and related investment risks; (5) NWI’s experience and performance as a hedge fund manager, the existing relationship between NWI and Blackstone Alternative Asset Management L.P. (“BAAM”), and the extent to which NWI’s strategy for the Fund is expected to overlap with its hedge fund strategy; and (6) the experience and depth of NWI’s portfolio management team managing hedge fund and other products and its ability to manage risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the proposed sub-advisory agreement for NWI.

Costs of Services and Profitability

In analyzing the cost of services and profitability of each sub-adviser, the Board discussed (i) each sub-adviser’s proposed sub-advisory fee for managing the allocated assets of the Fund; (ii) the resources that each sub-adviser would devote to the Fund for investment analysis, risk management, compliance, and order execution; and (iii) the extent to which each sub-adviser’s investment process would be scalable. The Board noted that the compensation paid to each sub-adviser was paid by BAIA, not the Fund, and, accordingly, that the retention of each sub-adviser did not increase the fees or expenses otherwise incurred by shareholders of the Fund. It also noted that the terms of the sub-advisory agreements were the result of separate arms’-length negotiations between BAIA and each sub-adviser. The Board considered information comparing the sub-advisory fee to the fees that the sub-adviser charges for providing investment advisory services to certain other clients. The Board also considered information regarding the potential impact that retaining each sub-adviser as a sub-advisor to the Fund may have on BAIA’s profitability, as well as information about the blended average of all sub-advisory fees that BAIA was expected to pay the sub-advisers based on anticipated allocations of Fund assets. The Board concluded that the level of investment sub-advisory fees was appropriate in light of the services to be provided.

Economies of Scale

The Board discussed various financial and economic considerations relating to the proposed arrangement with each sub-adviser, including the potential for economies of scale. The Board noted that it would have the opportunity to periodically re-examine whether the Fund had achieved economies of scale, as well as the appropriateness of sub-advisory fees payable, with respect to different asset sizes of the portfolio, in the future. The Board also noted that, although not directly related to the sub-advisory fees payable to each sub-adviser, certain Fund expenses were subject to an expense cap, an undertaking by BAIA intended to limit the Fund’s overall expenses at smaller asset levels.

Other Benefits

The Board discussed other potential benefits that each sub-adviser may receive from the Fund, including soft dollar arrangements, receipt of brokerage and research services, and the opportunity to offer additional products and services to Fund shareholders. The Board noted that Cerebellum and NWI benefited from their existing relationship with BAIA and BAAM, respectively, who had made investments, directly or through affiliates, in other investment funds advised by Cerebellum and NWI. The Board concluded that any other ancillary or “fall out” benefits derived by each sub-adviser from its relationship with BAIA, BAAM, or the Fund, to the extent such benefits were identifiable or determinable, were reasonable and fair, resulted from the provision of appropriate services to the Fund and its shareholders, and were consistent with industry practice and the best interests of the Fund and its shareholders.

Other Considerations

The Board reviewed and considered certain terms and conditions of each sub-advisory agreement. After discussion, the Board concluded that the terms of each sub-advisory agreement were reasonable and fair. It was noted that the Board would have the opportunity to periodically re-examine the terms of the sub-advisory agreement in the future. The Board, including all of the Independent Trustees, concluded that the fees payable under each sub-advisory agreement were fair and reasonable with respect to the services that each sub-adviser would provide to the Fund and in light of the other factors described above that the Board deemed relevant. The Board also considered information that it had received regarding BAIA’s review of each sub-adviser’s compliance program. The Board based its approval of the sub-advisory agreements on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Board was also assisted by the advice of independent legal counsel in approving the sub-advisory agreements.

ADDITIONAL INFORMATION ABOUT THE FUND

BAIA is the Fund’s investment adviser. BAIA, a registered investment adviser located at 345 Park Avenue, 28th Floor, New York, NY 10154, is an affiliate of BAAM, a leading hedge fund solutions provider which, together with its affiliates in the Hedge Fund Solutions Group (“HFS”), has approximately $75 billion in assets under management as of December 31, 2017, and an indirect wholly-owned subsidiary of Blackstone, a publicly traded master limited partnership that has units that trade on the New York Stock Exchange under the symbol “BX”.

BAIA compensates the sub-advisers out of the management fees it receives from the Fund. During the fiscal year ending March 31, 2017, the Fund paid BAIA $85,233,171 in management fees, which amounted to 1.88% of the Fund’s average net assets as of March 31, 2017. From this amount, BAIA paid $44,176,479 in sub-advisory fees to nonaffiliated sub-advisers with respect to the Fund, which amounted to 0.88% of the Fund’s average net assets as of March 31, 2017, and $ 800,272 in sub-advisory fees to affiliated sub-advisers with respect to the Fund, which amounted to 0.02% of the Fund’s average net assets as of March 31, 2017.

Pursuant to an administration agreement with the Trust, State Street Bank and Trust Company (“State Street”), located at One Lincoln Street, Boston, Massachusetts 02111, serves as the administrator of the Fund. Pursuant to a transfer agency and service agreement with the Trust, State Street also serves as transfer agent of the Fund.

Blackstone Advisory Partners L.P., located at 345 Park Avenue, New York, NY 10154, serves as the principal underwriter and exclusive agent for distribution of the Fund’s shares pursuant to a distribution agreement.

FINANCIAL INFORMATION

You can obtain a free copy of the Fund’s annual and semi-annual reports, when available, by writing to the Fund, c/o BAIA, 345 Park Avenue, New York, NY 10154, or by calling 1-212-583-5000.

BENEFICIAL OWNERSHIP OF THE FUND

As of December 31, 2017, the following entities owned beneficially or of record 5% or more of the Class I shares of Multi-Strategy Fund:

•	Morgan Stanley Smith Barney LLC, located at 2000 Westchester Avenue, Purchase, NY 10577, held approximately 26% of the outstanding shares of Class I.

•	Charles Schwab & Co., Inc., located at 211 Main Street, San Francisco, CA 94105, held approximately 23% of the outstanding shares of Class I.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated, located at One Bryant Park, New York, NY 10036, held approximately 23% of the outstanding shares of Class I.

•	Pershing LLC, located at One Pershing Plaza, Jersey City, NJ 07399, held approximately 6% of the outstanding shares of Class I.

•	National Financial Services, LLC, located at 499 Washington Boulevard, Jersey City, NJ 07310, a subsidiary of Fidelity Investments, held approximately 8% of the outstanding shares of Class I.

•	UBS Financial Services Inc., located at 1200 Harbor Boulevard, Weehawken, New Jersey 07086, held approximately 9% of the outstanding shares of Class I.

As of December 31, 2017, the following entities owned beneficially or of record 5% or more of the Class D shares of Multi-Strategy Fund:

•	Ameriprise, Inc., located at 369 Ameriprise Financial Center, Minneapolis, MN 55474, held approximately 80% of the outstanding shares of Class D.

As of December 31, 2017, the following entities owned beneficially or of record 5% or more of the Class Y shares of Multi-Strategy Fund:

•	Blackstone Treasury Solutions Advisors L.L.C., located at 345 Park Avenue, 11th Floor, New York, NY 10154, held approximately 59% of the outstanding shares of Class Y.

•	Tiffany and Company Pension Plan L.L.C., located at 200 Fifth Avenue, New York, NY 10010, held approximately 6% of the outstanding shares of Class Y.

Any shareholder that beneficially owns more than 25% of the outstanding shares of the Fund may be presumed to “control” (as that term is defined in the 1940 Act) the Fund. As of December 31, 2017, no shareholder held 25% of the outstanding shares of the Fund. Shareholders controlling the Fund could have the ability to vote a majority of the shares of the Fund on any matter requiring approval of the shareholders of the Fund.

The Trustees and officers, as a group, owned less than 1% of the Fund’s shares as of December 31, 2017.

Exhibit A

[TO BE PROVIDED]